Exhibit 99.1

For additional information contact:
Richard S. DeRose (703) 293-7901
For release:
March 21, 2005 at 9:00 a.m.

Information Analysis Inc. Announces Fourth Quarter Results

FAIRFAX, VIRGINIA – Information Analysis Inc. (IAIC:OTCBB) today reported results for the fourth quarter of its fiscal 2004 ended December 31, 2004. Revenues were $2,597,000, an increase of 46% from the $1,783,000 reported in 2003’s fourth quarter. The Information Technology services company reported a net income of $105,000, compared to a net profit of $20,000 in the comparable period in fiscal year 2003.

For the twelve months ended December 31, 2004, IAI had revenue of $9,309,000 and a net income of $572,000, or $0.06 per share basic and $0.05 per share diluted. The Company had revenue of $5,369,000 and a loss of $234,000 or $(0.02) per share for twelve months ended December 31, 2003.

“IAI had a solid year in 2004 and is well positioned to continue that trend.,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI. “Specifically, we accomplished several goals for the year that are critical to our future success. Primarily, we needed to strengthen our financial base and increase our pipeline for future sales. Attaining our first goal, we increased annual revenue by 73% and generated an $806,000 positive swing in profit from 2003. This result allowed the company to return to a position of positive stockholders’ equity. Our second goal was accomplished through new business relationships. By participating in the Mainframe Migration Alliance (MMA), a consortium of organizations, including Microsoft and MicroFocus, that help customers migrate application workload from the mainframe to the Windows platform, we have been able to build our pipeline of potential customers. We expect to convert that pipeline into additional customers during 2005 and future years. As a partner with Adobe, we have sold several enterprise deals to the Department of Veterans Affairs and the Internal Revenue Service. As a result, Adobe has brought IAI into more opportunities that should enhance our future business.

“We expect to continue our strong performance and to grow organically, while we also pursue merger/acquisition opportunities with other organizations.”

—more—

Information Analysis Reports Fourth Quarter Results

March 21, 2005

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company’s business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company’s 10-KSB for the fiscal year ended December 31, 2004 and in other filings with the Securities and Exchange Commission.

Information Analysis Reports Fourth Quarter Results

March 21, 2005

Information Analysis Incorporated

Condensed Consolidated Statements of Operations

	Three months ended December 31,
(in thousands, except per share data)	2004	2003
Sales
Professional fees	$2,321	$1,650
Software sales	276	133

Total sales	2,597	1,783

Cost of goods sold and services provided
Cost of professional fees	1,819	1,353
Cost of software sales	106	107

Total cost of sales	1,925	1,460

Gross profit	672	323
Operating expenses:
Selling, general and administrative	(558)	(296)

Income from operations	114	27
Other expenses, net	(9)	(7)

Income before provision for income taxes	105	20
Provision for income taxes	—	—

Net income	105	20

Earnings per Common Share – Basic and Diluted
Basic net income	$0.01	$0.00

Diluted net income	$0.01	$0.00

Shares used in calculating earnings per share:
Basic	10,283,515	10,283,515

Diluted	10,979,100	10,283,515

	Twelve months ended December 31,
(in thousands, except per share data)	2004	2003
Sales
Professional fees	$8,635	$4,989
Software sales	674	380

Total sales	9,309	5,369

Cost of goods sold and services provided
Cost of professional fees	6,917	3,963
Cost of software sales	420	350

Total cost of sales	7,337	4,313

Gross profit	1,972	1,056

Selling, general and administrative expenses	(1,656)	(1,262)
Other operating income	290	—

Income (loss) from operations	606	(206)
Other expenses	(34)	(28)

Income (loss) before provision for income taxes	572	(234)
Provision for income taxes	—	—

Net income (loss)	572	(234)

Earnings per Common Share – Basic and Diluted
Basic net income (loss)	$0.06	$(0.02)

Diluted net income (loss)	$0.05	$(0.02)

Shares used in calculating earnings per share:
Basic	10,283,515	10,283,515

Diluted	11,015,724	10,283,515

Information Analysis Reports Fourth Quarter Results

March 21, 2005

Information Analysis Incorporated

Consolidated Balance Sheets

	As of December 31, 2004	As of December 31, 2003
ASSETS
Current assets
Cash and cash equivalents	$116	$318
Accounts receivable, net	2,170	1,521
Note receivable	85	85
Prepaid expenses	47	116
Other receivables	7	16
Capitalized software, net	—	63

Total current assets	2,425	2,119

Fixed assets, net	35	31

Investments	3	6
Other assets	7	37

Total assets	$2,470	$2,193

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,567	$1,151
Accrued payroll and related liabilities	277	215
Revolving line of credit	220	689
Notes payable	125	125
Deferred revenue	83	136
Other accrued liabilities	65	312

Total current liabilities	2,337	2,628

Total liabilities	2,337	2,628

Common stock, $0.01 par value, 30,000,000 shares authorized, 11,788,126 shares issued, 10,283,515 shares outstanding at December 31, 2004 and December 31, 2003 respectively	118	118
Additional paid-in capital	14,122	14,122
Accumulated deficit	(13,244)	(13,815)
Accumulated other comprehensive income (loss)	(9)	(6)
Treasury stock, 1,504,611 shares, at cost	(854)	(854)

Total stockholders’ equity	133	(435)

Total liabilities and stockholders’ equity	$2,470	$2,193